Exhibit (h)(24)

                                    AGREEMENT

          Agreement dated as of the 15th day of February, 2002 by and between Zurich Scudder Investments, Inc., a Delaware corporation ("Zurich Scudder") and Scudder Target Fund, a Massachusetts business trust (the "Trust").

          WHEREAS, the Trust is an open-end, diversified, management investment company that may issue shares in one or more series, the third series of the Trust formerly being designated as "Scudder Retirement Fund - Series III" and now being designated as "Scudder Target 2012 Fund" (the "Fund");

          WHEREAS,  Zurich Scudder is the investment manager for the Fund;

          WHEREAS, the investment objectives of the Fund are to provide a guarantee of return of investment, including any sales charge, for shares redeemed on a designated maturity date and to provide long-term growth of capital;

          WHEREAS, the original maturity date for the Fund was designated as February 15, 2002 (the "Original Maturity Date") and the Board of Trustees of the Trust has approved the continued operation of the Fund after the Original Maturity Date with a new maturity date of February 15, 2012 (the "New Maturity Date");

          WHEREAS, the Fund pursues its objectives by investing a portion of its assets in "zero coupon" U.S. Treasury obligations and the balance of its assets primarily in common stocks;

          WHEREAS, the Fund is designed to provide a guarantee of return of investment only to those investors who reinvest dividends and hold their shares until the designated maturity date, which date for purposes of this Agreement shall be the New Maturity Date ("Eligible Investors"); and

          WHEREAS, the Fund and Zurich Scudder want to provide further assurance pursuant to this Agreement that Eligible Investors will receive a return of investment upon redemption of their shares on the New Maturity Date;

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Zurich Scudder agrees that it will make payments to Eligible Investors on the New Maturity Date in such amounts as may be necessary to enable all Eligible Investors to receive, a return of investment upon redemption of their investment in the Fund on the New Maturity Date at the then current net asset value thereof, an aggregate amount of redemption proceeds and payments hereunder equal to the amount of their original investment, including any sales charge. For an Eligible Investor who has purchased shares of the Fund prior to the Original Maturity Date and continues to hold such shares after the Original Maturity Date and through the New Maturity Date, the "amount of their original investment, including any sales charge" with respect to such shares shall be equal to the net asset value of such shares on the Original Maturity Date.

         2. The Trust hereby accepts the undertaking by Zurich Scudder set forth in this Agreement.

         3. This Agreement shall be governed by the laws of the State of Illinois, except that Paragraph 4 hereof shall be governed by the laws of The Commonwealth of Massachusetts.

         4. All parties hereto are expressly put on notice of the Trust's Amended and Restated Agreement and Declaration of Trust, which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of Trust by its representatives as such representatives and not individually, and the obligations, if any, of Trust hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding upon only the assets and property of the Fund.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first set forth above.


                                       ZURICH SCUDDER INVESTMENTS, INC.


                                       By: /s/William F. Glavin
                                           -----------------------------
                                       Title:  Managing Director


                                       SCUDDER TARGET FUND


                                       By: /s/William F. Glavin
                                           -----------------------------
                                       Title:  President













                                       2